Exhibit 10.13

                    The following current executive officers have entered into Executive Severance Agreements with the Company in the form filed herewith. The information listed below is inserted into the blanks for the respective executive officer's Executive Severance Agreement.

	Salary Multiplier Rate (Section 4(a)(4))	Termination Period (Section 1(n))	Change of Control Continuation Period (Section 2)

Stephen L. Gulis, Jr.	3	3 years	36 months
Blake W. Krueger	3	3 years	36 months
Kenneth A. Grady	2	2 years	24 months
Pamela L. Linton	2	2 years	24 months
Nicholas P. Ottenwess	2	2 years	24 months
James D. Zwiers	2	2 years	24 months